CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108997, 333-44034, and 33-47656 on Form S-8 of our report dated September 24, 2013, appearing in this Annual Report on Form 11-K of the Procter & Gamble International Stock Ownership Plan for the year ended June 30, 2013.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Cincinnati, Ohio
September 24, 2013